             As filed with the Securities and Exchange Commission
                              on January 29, 1997

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C., 20549
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                                   FORM N-8A

                      NOTIFICATION OF REGISTRATION FILED
                           PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:          SECURITY CAPITAL EMPLOYEE REIT FUND INCORPORATED

Address of Principal Business Office (No. & Street, City, State, Zip Code):

               11 South LaSalle Street
               Chicago, Illinois 60603

Telephone Number (including area code):

               (312) 345-5800

Name and address of agent for service of process:

               Anthony R. Manno, Jr.
               Security Capital Employee REIT Fund Incorporated
               11 South LaSalle Street
               Chicago, Illinois 60603

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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and the State of Illinois on the 29th day of January, 1997.

                                Signature:   SECURITY CAPITAL EMPLOYEE REIT FUND
                                             INCORPORATED


                                             By: /s/ Daniel F. Miranda
                                                -------------------------------
                                                Name: Daniel F. Miranda
                                                      -------------------------
                                                Title: Executive Vice President,
                                                       ------------------------
                                                       Secretary and Treasurer
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